Exhibit 99.1

SkyPostal Networks To Co-Market GlobalShop Online Shopping Facilitator to American Express Cardmembers in Israel with Poalim Express

MIAMI — June 25, 2009 — SkyPostal Networks, Inc. (OTC BB: SKPN), the largest private postal network in Latin America, today announced that it has entered into a co-marketing agreement for its PuntoMio online shopping facilitator under the name GlobalShop, with Poalim Express Ltd. - the representative of American Express in Israel, a Bank Hapoalim subsidiary. Bank Hapoalim is the largest bank in Israel.

Under the agreement, GlobalShop (www.GlobalShop.net) provides Poalim Express customers with the easiest and most secure way to shop from the U.S., by merging the convenience of comparison shopping through a searchable online shopping portal with a virtual U.S. address which they use to receive their online purchases.   GlobalShop will allow Poalim Express’s customers the opportunity to shop at more than 1.7 million leading American retail stores, catalogs and websites from the comfort of their own home.  GlobalShop bridges the gap between the online international shopper and U.S.-based Internet merchants from the time of purchase through final international delivery to the customer’s home or office.

GlobalShop offers the best selection and prices online, up-to-the-minute sales and promotions in the U.S., low shipping rates to Israel, guaranteed package delivery and full support for Poalim Express customers.  As part of the service, GlobalShop will provide customers with a Concierge Service assisting with personalized shopping, locating products and stores, as well as tailored advice.  GlobalShop resolves other typical cross-border challenges such as knowing the total cost of a product including Customs charges and makes returning purchases trouble-free.

GlobalShop will offer the services to all Israeli American Express Cardmembers through Poalim Express Ltd., providing Poalim Express with a SkyPostal-owned, custom website with American Express branding, for shopping using their American Express credit cards to make purchases on the website. Israel has been selected as the first market to roll out this service, due to its high demand for U.S. products and familiarity with online shopping.  Other European markets will follow

Poalim Express Ltd, will provide SkyPostal with marketing aimed at promoting GlobalShop’s services, using a combination of marketing channels including email promotions, inclusion in Member Benefits communications, statement mailings, co-branding and advertising.

A.J. Hernandez, SkyPostal’s COO commented, “We are looking forward to marketing our GlobalShop in the Israeli market, as well as other American Express issuing banks throughout the world. This agreement fits perfectly with our strategy to expand PuntoMio beyond Latin American into other underserved regions with a high demand for US goods.”

Irit Batat, Poalim Express’s Marketing Director said, “As the first Credit Card company in the region to launch this type of service, we understand the value of a service that eliminates the challenges associated with cross border e-commerce.   GlobalShop provides our loyal customers a tremendous tool that allows them to experience shopping without borders.”

About PuntoMio (www.puntomio.com)

PuntoMio is an online shopping portal that facilitates the experience of the online international shopper and U.S.-based Internet merchants, from the time of purchase through cross-border delivery. PuntoMio is designed to be the only web address international shoppers need to be able to realize all of their online purchases from the United States.  PuntoMio provides its partners and potential e-tailers everything they need to successfully launch an international shopping service, including consistent promotional offers to existing customers to promote year-round shopping and product expansion.

PuntoMio’s offering includes product pricing comparison, secure online purchasing and delivery capabilities using its low cost postal network, cost estimator and merchandise return capability. Additionally, PuntoMio addresses many of the challenges of online cross-border shopping — lack of familiarity with the U.S. purchase process, expensive express-courier delivery services, U.S. merchants that do not accept foreign credit cards, absence of an international return process, unexpected and high fees associated with customs clearance and duties, and poor parcel post service provided by the national postal service in their local country.  Formore information visit www.puntomio.com.

About SkyPostal Networks, Inc.

SkyPostal is an international wholesale mail distribution company that specializes in hand delivery of commercial mail, periodicals and parcel post into the Latin America-Caribbean (LAC) region. SkyPostal is the largest private postal network in Latin America, delivering more than 60 million mail items each month through its network of local private postal operators. SkyPostal handles mail from European postal administrations, major publishers, mail consolidators, international mailers and financial institutions that require time-defined and reliable delivery of their mail, magazines and mail order parcels. SkyPostal provides its partners and potential e-tailers everything they need to successfully launch an international shopping service, including consistent promotional offers to existing customers to promote year-round shopping and product expansion.

For more information visit www.skypostal.com.

About Poalim Express Ltd.

A subsidiary of Bank Hapoalim, the largest bank in Israel, Poalim Express’s market share is 15% of the international credit card market in Israel. The card holders include the 8th decile and above who enjoy T&E as a lifestyle. American Express cardholders in Israel enjoy a verity of services including Membership Rewards program with International partners such as EL AL, Continental Airlines, Sheraton and Hilton and unique local partners such as H. Stern, the Priority Pass card. ToysRus, and other special lifestyle partners.

American Express cardholders enjoy an e-commerce program — ShopExpress exclusive for American Express paying customers in the Israeli market. The American Express cards arsenal in Israel include: The Centurion card — The most prestige credit card, the Platinum card, Gold, Business, Green, Credit and Blue card.

For more information visit www.americanexpress.co.il

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the Company and its business could cause the Company’s actual results to differ materially from those indicated in any forward-looking statements.

Contacts:

Patty	Voigt-Hernandez
pvoigt@puntomio.com